Exhibit 12

PrivateBancorp, Inc.

Computation of Earnings to Fixed Charges

(Dollars in thousands)

	Year Ended December 31
	2011		2010		2009		2008		2007

Earnings:
Income (loss) before income taxes	$70,200		$64		$(50,380)		$(153,993)		$13,969
Fixed charges, excluding interest on deposits	23,947		32,931		42,112		38,277		26,841

Earnings excluding interest on deposits	$94,147		$32,995		$(8,268)		$(115,716)		$40,810
Interest on deposits	50,072		74,037		111,616		176,710		154,045

Earnings including interest on deposits	$144,219		$107,032		$103,348		$60,994		$194,855

Fixed Charges:
Interest expense, excluding interest on deposits	$23,947		$32,931		$42,112		$38,277		$26,841
Interest on deposits	50,072		74,037		111,616		176,710		154,045

Total fixed charges, including interest on deposits	$74,019		$106,968		$153,728		$214,987		$180,886

Fixed Charges and Preferred Stock Dividends:
Interest expense, excluding interest on deposits	$23,947		$32,931		$42,112		$38,277		$26,841
Preferred stock dividends	13,690		13,607		12,443		546		107

Total fixed charges and preferred stock dividends, excluding interest on deposits	$37,637		$46,538		$54,555		$38,823		$26,948
Interest on deposits	50,072		74,037		111,616		176,710		154,045

Total fixed charges and preferred stock dividends, including interest on deposits	$87,709		$120,575		$166,171		$215,533		$180,993

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.93	X	1.00	X	(0.20	) X	(3.02	) X	1.52	X
Including interest on deposits	1.95	X	1.00	X	0.67	X	0.28	X	1.08	X

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	2.50	X	0.71	X	(0.15	) X	(2.98	) X	1.51	X
Including interest on deposits	1.64	X	0.89	X	0.62	X	0.28	X	1.08	X

*	The earnings for the years ended December 31, 2009 and December 31, 2008 (excluding deposit interest) were inadequate to cover total fixed charges for the year. The coverage deficiencies for 2009 and 2008 were $61.2 million and $22.7 million excluding preferred dividends, respectively, and $73.7 million and $23.3 million including preferred dividends, respectively.